Exhibit 4.14

DATED:          AUGUST 28, 2018

NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

in favour of

KOOLEARN TECHNOLOGY HOLDING LIMITED

DEED OF NON-COMPETITION UNDERTAKINGS

CONTENTS

1.	DEFINITION AND INTERPRETATION	1

2.	NON-COMPETITION UNDERTAKINGS	3

3.	INVALIDITY	4

4.	NOTICES	4

5.	AMENDMENT AND WAIVER	5

6.	GOVERNING LAW AND JURISDICTION	5

THIS DEED is dated the          day of August 2018 (this “Deed”) and made

By:

(1)

New Oriental Education & Technology Group Inc., (the “New Oriental”), a company incorporated under the laws of the Cayman Islands on 16 March 2006, the American depository shares of which are listed on the New York Stock Exchange (NYSE: EDU).

in favour of:

(2)	Koolearn Technology Holding Limited (the “Company”), an exempted company with limited liability incorporated under the laws of the Cayman Islands on 7 February 2018.

WHEREAS:

(A)	New Oriental is, as of the Effective Date, the Controlling Shareholder of the Company.

(B)	New Oriental is principally engaged in the businesses of providing private educational services.

(C)	It is intended that the Company will be principally engaged in the provision of online education services.

(D)	Application will be made by the Company to the Stock Exchange for the listing of, and permission to deal in, the Shares on the Main Board of the Stock Exchange (the “Proposed Listing”).

(E)	New Oriental has agreed to execute this Deed in favour of the Company to facilitate the Proposed Listing.

NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:

1.	DEFINITION AND INTERPRETATION

1.1	In this Deed, the following expressions shall, unless the context otherwise requires, have the following meanings:

“associates”	has the meaning ascribed to it under the Listing Rules

“Business Day”	means any day (other than a Saturday or a Sunday) on which banks in Hong Kong are generally open for normal banking business

“Effective Date”	means the date of this Deed

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC

“Koolearn Group”	means the Company, its subsidiaries and consolidated affiliate entities from time to time

“Listing Rules”	means the Rules Governing the Listing of Securities on the Stock Exchange

“Minority Investment”	means an investment in which an investor holds less than 50% of equity interests and less than 50% of the voting power in the investee after such an investment is made

“New Oriental Group”	means New Oriental, its subsidiaries and consolidated affiliated entities from time to time excluding the Koolearn Group

“PRC”	means the People’s Republic of China, excluding for the purposes of this Deed, Hong Kong Special Administrative Region of the PRC, the Macau Special Administrative Region of the PRC and Taiwan

“Relevant Period”

means the period commencing on the Effective Date and ending on the earlier of:

(a)   the date on which the Shares cease to be listed on the Stock Exchange, except for temporary suspension of trading of the Shares; and

(b)   the date falling 12 months after the date on which the New Oriental ceases to be the Controlling Shareholder (as defined in the Listing Rules) of the Company.

“Restricted Business”	means the online education service business

“Shares”	means shares in the capital of the Company or such other equity securities of the Company or any successor thereto which may exist after the date hereof

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited

“subsidiary”	has the meaning ascribed to it under the Listing Rules

1.2	In this Deed where the context admits:

(a)

any reference to a “person” includes any individual, company, corporation, firm partnership, joint venture, association, organisation or trust (in each case, whether or not having separate legal personality) and references to any of the same shall include a reference to the others;

(b)

references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

(c)

references to “this Deed” or to any other agreement or document referred to in this Deed mean this deed or such other agreement or document as amended, varied, supplemented, modified or novated from time to time, and include the schedules; and

(d)	references to clauses are references to clauses of this Deed.

1.3	The headings are inserted for convenience only and shall not affect the construction of this Deed.

2.	NON-COMPETITION UNDERTAKINGS

2.1

New Oriental, for itself and on behalf of the other members of the New Oriental Group, hereby irrevocably and unconditionally undertakes to the Company that at any time during the Relevant Period, New Oriental shall, and shall procure other members of the New Oriental Group not to, carry on, engage in or participate in Restricted Business within the PRC, whether on its own account, with each other or in conjunction with or on behalf of any person.

2.2	Notwithstanding the foregoing, the New Oriental Group shall not be prohibited from:

(a)	making Minority Investments; and

(b)

subject to paragraph 2.3 below, operating the Blingabc (外教直播) and Leci (乐词) (collectively, “Excluded Businesses”); provided, however, if the New Oriental Group proposes to issue or transfer any equity securities (“Offered Shares”) of the Excluded Businesses to one or more third parties, then the New Oriental Group shall notify the Company in advance and the Company shall have an option for a period of twenty days following receipt of the notice to elect to purchase all or any portion of the Offered Shares at the same price and subject to the same terms and conditions as described in the notice.

2.3	New Oriental further undertakes that the following subsidiaries shall, and that New Oriental shall procure the relevant subsidiary to:

(a)

Beijing Bilin New Oriental Education & Technology Company Limited (“Bilin Education”): only offer and provide its products and services (including Blingabc) to students enrolled in New Oriental’s offline pre-school programs, and shall not offer any products and services to students or customers outside of these programs.

(b)

Leci Internet Technology (Beijing) Company Limited (“Leci Internet”): only offer (i) language vocabulary learning products (such as the current subject-matter of Leci), and/or (ii) educational products in exclusive cooperation with, and made in collaboration with, Koolearn Group, and shall only be provided to students enrolled in Koolearn Group’s courses.

3.	INVALIDITY

3.1

While the restrictions contained in this Deed are considered reasonable in all circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen by the parties. Accordingly it is hereby agreed and declared that if any such restriction shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company, but would be valid if part of the wording thereof were deleted, the said restrictions shall apply with such modifications as may be necessary to make it valid and effective.

3.2

New Oriental hereby agrees that any failure by the Company to exercise or any delay by the Company in exercising any right, power of privilege under this Deed shall not in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

4.	NOTICES

4.1

Any notice (which term shall in Clause 4 include any other communication) required to be given under this Deed or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing.

4.2	Any such notice shall be addressed as provided in Clause 4.3 below and may be:

(a)	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address;

(b)	sent by pre-paid post within Hong Kong, in which case it shall be deemed to have been given two (2) Business Days after the date of posting; or

(c)	sent by pre-paid air mail from or to any place outside Hong Kong, in which case it shall be deemed to have been given seven (7) Business Days after the date of posting.

4.3	The address and other details of the parties referred to in this Deed are:

To the Koolearn Group

Address	:	18/F, New Oriental South Building No. 2, Haidian East Third Road Haidian District Beijing, China
Email	:	anpengyu@koolearn-inc.com
Attention	:	An Pengyu

To the New Oriental Group

Address	:	17F, New Oriental South Building, No.2, Haidian East Third Road, Haidian District, Beijing, China
Email	:	mafengjiao3@xdf.cn
Attention	:	Ma Fengjiao

4.4

Any party to this Deed may notify the other parties of any change to the address or any of the other details specified in Clause 4.3, provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

5.	AMENDMENT AND WAIVER

5.1

No modification, waiver, amendment, discharge or change of this Deed shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge or change is sought.

6.	GOVERNING LAW AND JURISDICTION

6.1	This Deed shall be governed by, and construed in accordance with, the laws of Hong Kong.

6.2

Each party to this Deed irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong and waives any objections to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

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IN WITNESS WHEREOF THIS DEED HAS BEEN DULY EXECUTED UNDER SEAL ON THE DATE STATED ABOVE

SIGNED, SEALED AND DELIVERED

as a deed in the name of

New Oriental Education & Technology

Group Inc.

acting by YU Minhong its duly authorised

representative with authority of the board

in the presence of:

) ) ) ) ) ) )

/s/ Zhihui Yang Name: Zhihui Yang Title: Chief Financial Officer	/s/ Authorised Representative Authorised Representative

ACKNOWLEDGED AND ACCEPTED BY

Koolearn Technology Holding Limited
/s/ Authorized Person